Exhibit 10.4

[                        ] 2012

ELAN CORPORATION PLC

AND

PROTHENA CORPORATION PLC

RESEARCH AND DEVELOPMENT SERVICES

AGREEMENT

Schedule 1 – Prothena Services

Schedule 2 – Charges

This Agreement is made on                      2012

Between

(1)	Elan Corporation Plc a public limited company incorporated in Ireland, with registered number 30356 having its registered office at Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland (Elan); and

(2)	Prothena Corporation Plc a public limited company incorporated in Ireland with registered number 518146 having its registered office is at 25-28 North Wall Quay, Dublin 2, Ireland (Prothena).

(each a Party, together the Parties)

Whereas

A.	Elan has entered into an agreement with Prothena dated [ ] (the “Demerger Agreement”) whereby Elan has transferred to Prothena the Prothena Business (as defined in the Demerger Agreement) which comprises the biotechnogy business focused on the discovery and development of novel antibodies for the potential treatment of a broad range of diseases.

B.	Elan and Prothena have agreed to enter into this agreement in accordance with the terms of the Demerger Agreement in order to make available to Elan certain of Prothena’s resources and services on the terms and conditions and subject to the limitations herein with a view to conducting research and development to identify potential therapeutics or potential targets for intervention for the Projects.

It is agreed

1.	Interpretation

1.1.	In this Agreement:

Affiliate means, in relation to either party, any company which is for the time being a holding company of that party or a subsidiary of that party or of any such holding company (as defined in section 155 of the Companies Act 1963 (as amended)).

Applicable Law means:

(a)	any statute, regulation, by law, ordinance or subordinate legislation which is in force for the time being to which a party is subject;
(b)	the common law as applicable to the parties (or any one of them);
(c)	any binding court order, judgment or decree applicable to the parties (or any one of them); and
(d)	any applicable industry code, policy, guidance, standard or accreditation terms (i) enforceable by law which is in force for the time being, and/or (ii) stipulated by any regulatory authority to which any party is subject.

Background Intellectual Property means, in respect of any party, any Intellectual Property (other than Foreground Intellectual Property) which is owned by or licensed to such party before the Effective Date or is later developed or otherwise acquired by such party independently of performing its obligations under this Agreement and which is used or is required for use in connection with any Project or services contemplated under this Agreement.

Business Day means a day other than a Saturday, Sunday or public holiday in Ireland

Charges has the meaning given to it in clause 5.1.

Completion has the meaning given to it in the Demerger Agreement

Confidential Information means the confidential information more particularly described in clause 7.

Data means, in respect of either party, all data or records of whatever nature and whatever form (including Personal Data) relating to the business, clients, potential clients or employees of that party, whether subsisting before the date of this Agreement or as created or processed as part of, or in connection with, any Project or Services.

Dispute means any dispute or difference arising out of or in connection with this Agreement.

Data Protection Law means the Data Protection Acts 1988 and 2003 or any other similar Applicable Law and where Data Controller Data Processor and Personal Data or Processing are referred to in this Agreement they shall have the respective meanings set out in Data Protection Law.

Effective Date means the date of Completion.

Fixed Charge has the meaning given to it in Schedule 2.

Final Report means a written report prepared and agreed by Elan and Prothena at the completion of a Project, as more fully described in clause 4.4.

Foreground Intellectual Property means any Intellectual Property that is specifically related to any Project that arises or is created in the course of or in connection with any Project and (i) has no applicability to the Prothena Business (“Elan Foreground IP”); or (ii) has applicability to the Prothena Business (“Prothena Foreground IP”) which Intellectual Property arises or is created in the course of or in connection with the provision of the Prothena Services, including adaptations, amendments, variations and derivatives to the other party’s Background Intellectual Property.

Full Time Equivalent or FTE has the meaning given to it in Schedule 2

Good Industry Practice means the exercise of that degree of reasonable skill, diligence, prudence and foresight which would be expected from a skilled and experienced provider of services similar to the Prothena Services, seeking in good faith to comply with its contractual obligations including, without limitation compliance with all Applicable Laws.

Insolvency Event means in respect of a party (the Affected Party):

(a)	if the Affected Party enters into liquidation whether compulsory or voluntary (other than for the purposes of amalgamation or reconstruction approved in writing by the former party on the basis that the resulting company undertakes that other party’s obligations under this Agreement and is commercially acceptable to the former party which approval shall not be unreasonably withheld or delayed); or

(b)	if the Affected Party has a receiver or administrative receiver or administrator or similar official appointed over all or any of its assets and not discharged within a period of thirty (30) days; or

(c)	if the Affected Party is declared insolvent or makes any general composition with its creditors; or

(d)	if the Affected Party ceases or threatens to cease to carry on the whole or any material part of its business and any such cessation, in the reasonable opinion of the party terminating this Agreement, would be likely to affect adversely the other party’s ability to observe and perform properly and punctually all or any of its obligations under or pursuant to this Agreement.

Intellectual Property means all (a) inventions (whether or not patentable and whether or not reduced to practice), records of inventions, test information, developments, applications, improvements, formulae, concepts, ideas, methods or processes, research property rights, all improvements to any of the foregoing, and all Patents, (b) Trademark Rights and all copyrightable works, (c) copyrights, and all applications, registrations, and renewals in connection therewith, (d) trade secrets, know-how rights and confidential information (including all ideas, concepts, research and development, know-how, composition information and embodiments, manufacturing and production processes, techniques and information, specifications, technical and business data, designs, drawings, supplier lists, pricing and cost information, and data and know-how embodied in business and marketing plans and proposals), (e) computer software, firmware and applications (including source code, executable code, data, databases, programming and notes and documents and other related documentation) , (f) works and designs embodied in advertising and promotional materials, (g) other proprietary rights and (h) copies and tangible embodiments of the foregoing in whatever form or medium.

Mark-Up has the meaning given to it in Schedule 2.

Monthly Report has the meaning given to it in Schedule 2.

Owning Party means: (a) in the case of any Elan Background Intellectual Property, Elan; (b) in the case of any Prothena Background Intellectual Property, Prothena; and (c) in the case of Elan Foreground IP, Elan and (d) in the case of Prothena Foreground IP, Prothena

Person means any individual, firm, partnership, company, corporation, government authority or other entity.

Personnel means any individuals engaged in the provision of the Prothena Services on behalf of a party, including any employees, agents and sub-contractors of that party.

Processing means obtaining, recording or holding Personal Data or carrying out any operation or set of operations on Personal Data.

Project(s) means research and development activity in support of the programs referred to in Schedule 1.

Project Manager means the person to be appointed in accordance with clause 4.1.

Project Plan means the project plan agreed to by the parties in respect of each Project.

Prothena Services means those services more particularly described in Schedule 1 provided that any “Prothena Services” shall be substantially similar to services provided, prior to Completion, by Prothena to Elan in conducting the Prothena Business.

Research Costs has the meaning given to it in Schedule 2.

Term means the term of this Agreement as set out in clause 12.

Third Party Contract has the meaning as set out in clause 3.6.

Trademark Rights All trademarks, trademark rights, service marks, service mark rights, trade dress, logos, slogans, trade names, trade name rights, Internet domain names and subdomains (including all website content associated therewith), together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith.

Variable Change has the meaning given to it in Schedule 2.

1.2.	In this Agreement, unless the context otherwise requires:

(a)	any recitals and schedules form part of this Agreement and references to this Agreement include them;

(b)	references to recitals, clauses and schedules are to recitals and clauses of, and schedules to, this Agreement and references in a schedule or part of a schedule to paragraphs are to paragraphs of that schedule or that part of that schedule;

(c)	references to this Agreement or any other document are to this Agreement or that document as in force for the time being and as amended from time to time in accordance with this Agreement or that document (as the case may be);

(d)	words importing a gender include every gender, references to the singular include the plural and vice versa and words denoting persons include individuals and bodies corporate, partnerships, unincorporated associations and other bodies (in each case, wherever resident and for whatever purpose) and vice versa; and

(e)	a reference to a statute, statutory provision or subordinate legislation (as so defined) shall be construed as including a reference to that statute, provision or subordinate legislation as in force at the date of this Agreement and as from time to time modified or consolidated, superseded, re-enacted or replaced (whether with or without modification) after the date of this Agreement).

1.3.	The headings and contents table in this Agreement are for convenience only and do not affect its interpretation. The schedules to this Agreement shall form part of this Agreement.

1.4.	If there is a conflict or inconsistency between any clause of, and any schedule to, this Agreement the clause prevails. For this purpose an omission (whether deliberate or inadvertent) is not, by itself, to be construed as giving rise to a conflict or inconsistency.

1.5.	In this Agreement the words “other”, “includes”, “including” and “in particular” do not limit the generality of any preceding words and any words which follow them shall not be construed as being limited in scope to the same class as the preceding words where a wider construction is possible.

2.	Projects

2.1.	Elan and Prothena agree to undertake the Projects

3.	Services

3.1.	Prothena shall provide two FTE’s worth of effort per year in performance of the Prothena Services for the benefit of Elan and its Affiliates.

3.2.	In respect of the Prothena Services, Prothena is appointed by Elan under this Agreement as the non-exclusive provider of the Prothena Services and nothing in this Agreement prevents Elan or any of its Affiliates from acquiring the Prothena Services or services similar to the Prothena Services in any territory from any third party or from performing any such services for itself internally. Each Person who performs the Prothena Services shall be an employee of Prothena (or an Affiliate thereof) under Applicable Law, and, at all times, shall perform the Prothena Services solely at the direction of such Person’s employer.

3.3.	Prothena shall develop the Project Plan for the applicable Project, which Project Plan shall include a reasonable timetable and shall be agreed in writing by the parties. Prothena will deliver an appropriate draft Project Plan to Elan within one month of Elan’s request.

3.4.	Prothena shall perform all of its obligations under this Agreement, including the provision of the Prothena Services:

(a)	in accordance with any applicable Project Plan;

(b)	in accordance with Good Industry Practice; and

(c)	in compliance with all Applicable Laws.

3.5.	Prothena shall provide the Prothena Services in a timely manner and in accordance with any timetable identified in the applicable Project Plan. If at any time, Prothena believes that any of its obligations will not, or are unlikely to, be met in accordance with the timetable in the Project Plan, it shall as soon as reasonably practical:

(a)	inform Elan in writing of the reasons for not meeting, or being unable to meet, the timetable in the Project Plan;

(b)	inform Elan in writing of the consequences of not meeting the timetable in the Project Plan; and

(c)	take all steps reasonably necessary, including all additional resources, to mitigate such failure and to ensure the timetable in the Project Plan is met as soon as reasonably practical.

3.6.

Where the Prothena Services require contracting with a third party (“Third Party Contract”), such Third Party Contract shall be entered into between Elan and such third party and Prothena shall not be a party thereto. Invoices for a Third Party Contract shall be sent to and paid by Elan and Prothena shall have no responsibility with regard the charges incurred thereunder. Elan shall be responsible for maintaining all data generated under such Third Party Contract. For the avoidance of doubt Prothena shall not be responsible for meeting its timetable in the Project Plan or the reporting obligations at clause 3.5 where the Prothena Services require a Third Party Contract and Elan, without bona fide reason, unduly delays entering into a Third Party Contract

4.	Governance

4.1.	The parties shall each appoint a Project Manager to assume overall responsibility for their respective roles and obligations under this Agreement. The parties’ respective Project Managers will be responsible for:

(a)	co-ordinating all development work in respect of each Project, including overseeing the performance and quality of the Project and completion of any milestones;

(b)	arranging and attending (personally or by representative), at each party’s own cost, management meetings as described in clause 4.5 and other meetings, at intervals and locations as agreed between the parties from time to time, to discuss developments and seek to resolve any issues arising. The parties’ respective Project Managers shall use reasonable endeavours to resolve issues arising under this Agreement, but shall refer all problems which are outside their ordinary authority to resolve to appropriate members of the parties’ respective senior management;

(c)	co-ordinating day to day liaison between the parties;

(d)	co-ordinating the preparation of the Final Reports; and

(e)	co-ordinating the identification of any Foreground Intellectual Property created or developed, or to be created or developed, in the course of any Project, prior to or as soon as reasonably practicable following creation or development of the same in the course of any Project.

4.2.	Either party may replace its appointed Project Manager at any time on prior written notice to the other party.

4.3.	Each party shall permit the other’s Project Manager (and other duly authorised representatives) such access to its premises at which any Project is being conducted as may be reasonably appropriate having regard to the nature and progress of such Project at any time.

4.4.	On completion of each Project, the parties shall jointly inspect and evaluate the work performed and shall jointly produce and sign a Final Report in respect of the Project, incorporating such matters and details as may be agreed between the parties from time to time.

4.5.	The parties agree, at least once every 12 months during the term hereof, or at such other intervals, and at such locations, including by teleconference, as may be agreed between them from time to time, to procure that their respective Project Managers meet (each such meeting a Management Meeting) to discuss and review the progress and status of any Project performed hereunder, and consider proposals and agree actions in relation to the same with a view to ensuring the due and proper completion of all Projects in accordance with such dates and quality standards as may be agreed between the parties. Minutes of each management meeting are to be prepared by Elan and agreed by both Project Managers.

5.	Payments

5.1.	As compensation for the Prothena Services to be provided hereunder, Elan (or an Affiliate nominated by them) shall pay Prothena the charges in the amount and in accordance with Schedule 2 (the “Charges”).

5.2.	Unless otherwise stated (including in the relevant Schedules), Prothena shall invoice Elan (or an Affiliate nominated by them) monthly in arrears in respect of the Charges and the Charges shall be due and payable in US Dollars within thirty (30) days after the receipt of such invoice.

5.3.	Reasonable travel and expense costs shall be reimbursed by Elan (or an Affiliate nominated by them)

to any Prothena employee on the assigned Prothena Services (only if such persons home is based outside a 75 mile radius from the relevant Elan premises or designated work location, unless otherwise negotiated and agreed in writing).

5.4.	Unless otherwise expressly stated between the parties, the Charges and other such amounts expressed to be payable by Elan under this Agreement shall constitute Elan’s entire payment liability under this Agreement.

5.5.	All amounts stated to be payable under this Agreement are stated as exclusive of any VAT chargeable on them, which shall be paid by the paying party at the rate and in the manner prescribed in law from time to time.

5.6.	If Elan (or an Affiliate nominated by them) receives an invoice from Prothena which it disputes in good faith, Elan shall notify Prothena in writing of such dispute as soon as reasonably practicable and Elan may withhold payment of such sums as are in dispute pending resolution of such dispute.

5.7.	Each party shall be entitled to receive interest on any payment not made to it when properly due to it pursuant to the terms of this Agreement, calculated from day to day at a rate per annum equal to 2% above the providing base rate of the European Central Bank and payable from the day after date on which payment was due up to and including the date of payment.

6.	Intellectual Property Rights and Publication:

6.1.	All Background Intellectual Property is and shall remain the exclusive property of the party owning it (or, where applicable, the third party from whom its right to use the Background Intellectual Property has derived).

6.2.	Each party shall grant to the other party for the duration of this Agreement a non-exclusive, non transferable (without the right to sub-licence) licence to use its Background Intellectual Property solely to the extent necessary for the other party to carry out its obligations under this Agreement.

6.3.	Unless otherwise provided all right, title and interest (including copyright and database right) in and to each party’s Data shall remain the absolute property of that party at all times.

6.4.	With the exception of Foreground Intellectual Property (below), each party hereby assigns to the other party, all present and future right, title and interest being capable of assignment it may acquire in and to any adaptations, amendments, variations and derivatives that it makes to the other party’s Background Intellectual Property or that have been created or developed by the other party or on its behalf.

6.5.	If during the term of this Agreement Prothena (or its authorised sub-contractors) develop or create (whether with or without others and whether jointly with the other party or not) any Foreground Intellectual Property, they shall promptly disclose any such Foreground Intellectual Property to Elan.

6.6.	Unless the parties otherwise agree in writing:

(a)	Elan Foreground Intellectual Property shall be owned by Elan, provided, however that Elan hereby grants Prothena a non-exclusive royalty free license to such Foreground Intellectual Property Rights solely for research purposes.
(b)	Prothena Foreground IP shall be owned by Prothena, provided, however, that Prothena hereby grants Elan an exclusive royalty free licence solely for the research, development and commercialization of ELND-005 and ELND-002, including the right to make, have made, use, offer for sale, sell, have sold, import and have imported ELND-005 and ELND-002.

6.7.	The Owning Party shall have sole responsibility for the filing, prosecution, maintenance and enforcement of its Foreground Intellectual Property. Upon Elan’s request and at Elan’s expense, Prothena will undertake such actions as requested by Elan to secure for the benefit of Elan such Prothena Foreground IP as provided for by clause 6.6.

6.8

Subject to the remainder of this clause 6.8, Elan shall, at its own expense, defend or at its option settle any action brought against Prothena which consists of a claim that the use of Elan’s Background Intellectual Property or Foreground Intellectual Property within the scope of any activity contemplated under this Agreement infringes any Intellectual Property right belonging to a third party, and Elan agrees to be responsible for all and indemnify Prothena against all losses, costs (including reasonable legal costs), damages, liabilities, claims and expenses suffered or incurred by Prothena in connection with any such claim. Elan’s obligations under this clause 6.8 shall be conditional on Prothena:

(a)	promptly notifying Elan of such claim;

(b)	giving Elan express authority to proceed as contemplated by this clause 6.8; and

(c)	providing Elan with all such available information and assistance as it may reasonably require in responding to such claim.

6.9	Elan agrees to reasonably consider Prothena’s request to publish results of the Prothena Services subject to the remaining obligations of this clause 6 and the obligations of clause 7, and to provide the relevant Personnel with appropriate byline credit in any publication proposed by Elan according to generally accepted standards for authorship.

7.	Confidentiality

7.1.	The parties each undertake to keep confidential and not to disclose to any third party nor to use themselves other than for the purposes of the Projects or as permitted under or in accordance with this Agreement (including for the purpose of enjoying the benefit of the rights and licences granted under clause 6) any confidential or secret information in any form directly or indirectly belonging or relating to the other, its Affiliates, its or their business or affairs, disclosed by the one and received by the other pursuant to or in the course of this Agreement or any Project, including without limitation any Background Intellectual Property of the other or Foreground Intellectual Property of the other, and the existence and terms of this Agreement (Confidential Information).

7.2.	Each of the parties undertakes to disclose Confidential Information of the other only to those of its officers, employees, agents and contractors, to whom and to the extent to which, such disclosure is necessary for the purposes contemplated under this Agreement.

7.3.	The obligations contained in this clause 7 shall survive the expiry or termination of this Agreement for any a period of seven (7) years but shall not apply to any Confidential Information which:

(a)	is publicly known at the time of disclosure to the receiving party;

(b)	after disclosure becomes publicly known otherwise than through a breach of this Agreement by the receiving party, its officers, employees, agents or contractors;

(c)	can be proved by the receiving party to have reached its hands otherwise than by being communicated by the other party including being known to it prior to disclosure, or having been developed by or for it wholly independently of the other party or having been obtained from a third party without any restriction on disclosure on such third party of which the recipient is aware, having made due enquiry; or

(d)	is required by law, regulation or order of a competent authority (including any regulatory or governmental body or securities exchange) to be disclosed by the receiving party, provided that, where practicable, the disclosing party is given reasonable advance notice of the intended disclosure.

8.	Warranties

(a)	Each party warrants that it has full power and authority to carry out the actions contemplated under this Agreement, and that its entry into and performance under the terms of this Agreement will not infringe the rights of any third party or cause it to be in breach of any obligations to a third party.

(b)	Prothena warrants that it shall perform the Projects in a professional manner with reasonable skill and care, using suitably qualified personnel, and shall use commercially reasonable endeavours to achieve the objectives of each Project;

(c)	Each party warrants that all information, data and materials provided by it to the other hereunder will be, to the best of its knowledge, accurate and complete in all material respects, and it is entitled to provide the same to the other without recourse to any third party;

9.	Insurance

9.1.	Prothena will at all times during the term of this Agreement, maintain in force and effect at its own expense with a reputable insurance company, public and employers’ liability insurance and professional indemnity insurance, each for a minimum level of cover of $2 million which shall remain in effect throughout this Agreement and for 6 years after termination subject to cover availability.

10.	Dispute Resolution

10.1.	Where at any point during the Term of this Agreement any matter relating to this Agreement cannot be agreed by the Parties, it shall be escalated as follows:

(a)	the matter shall be referred as soon as practicable to the Project Manager for resolution; and

(b)	if the matter has not been resolved within ten (10) Business Days (or such longer period as may be agreed in writing by the Parties) of being referred to the Project Manager or if the Project Manager determines it is incapable of being resolved at that level, then the matter shall be immediately referred to the Chief Executive Officer of Prothena and the Chief Executive Officer of Elan; and

(c)	if after the expiry of 30 Business Days from the time the matter in dispute was referred to the CEO of each of Elan and Prothena the matter remains unresolved, the Parties shall refer the matter to non-binding mediation in accordance with the procedure set out in clause 21.3.1 of the Demerger Agreement.

(d)	in the event that:-

(1)	having been so requested, the mediation does not commence within 20 Business Days of the request for mediation; or

(2)	a binding settlement in writing is not reached within a period of 60 Business Days after the delivery of a written request for mediation;

(e)	and, in any such case, the dispute or difference referred to in this clause 10 remains unresolved, the Parties (or the relevant one of them) shall then be entitled to instigate legal proceedings

10.2.	Any joint decision as to a resolution at any stage in the above process shall be recorded in writing and signed on behalf of each Party and shall be final and binding on the Parties.

11.	Data Protection

11.1.	The parties shall at all times comply with the provisions of the Data Protection Law in their Processing of Personal Data including, without limitation, ensuring that appropriate technical and organisational measures are taken against unauthorised or unlawful processing of the Personal Data and against accidental loss or destruction of, or damage to the Personal Data.

12.	Term and Termination

12.1.	This Agreement shall come into effect on the Effective Date and, subject to the remaining terms of this Agreement, shall continue in full force and effect for a period of two (2) years unless the parties agree in writing to extend this Agreement.

12.2.	Either party (the first party) shall be entitled to terminate this Agreement at any time by notice in writing to the other (the other party) if:

(a)	the other party is in material breach of this Agreement which breach is irremediable or, if remediable, is not remedied by the defaulting party within thirty (30) days of being requested to do so by the other;

(b)	the other party is subject to an Insolvency Event; or

(c)	the other party is in breach of any of its confidentiality obligations under clause 7

12.3.	Termination in accordance with this clause 12 shall be without prejudice to the rights of the parties accrued at the date of termination.

12.4.	Upon termination of any licences hereunder in accordance with this Agreement each party shall forthwith destroy or, at the request of the other party, return all information and materials belonging to the other party then in its or its contractors’ possession, custody or control, including all Confidential Information of the other party relating to such licences with the exception, in the case of the Terminating Party, of such information and materials belonging to the Defaulting Party as shall be reasonably required by the Terminating Party to enjoy the benefit of any continuing licences to it hereunder, and shall not retain any copies of the same except that either party may retain copies of information in its back up electronic systems.

13. Liability

13.1.	Nothing in this Agreement shall limit the liability of either party for:

(a)	fraud or fraudulent misrepresentation;

(b)	for death or personal injury caused by its negligence or the negligence of its employees, contractors or agents;

(c)	any liability which cannot be excluded or limited by law.

13.2	Subject to Clause 13.1, no party shall be liable to another party for any indirect or consequential loss or damage even if foreseeable or if such party has been advised of the possibility of such losses.

13.3	Subject to Clause 13.1, the total liability of either party arising under or in connection with this Agreement, whether in tort (including negligence), contract, representation (other than fraudulent misrepresentations) or otherwise or for loss (whether direct, indirect or consequential) of business, profits, use, revenue, data, anticipated savings or goodwill shall be limited to USD$500,000.

13.4	Prothena shall not be liable for any failure to provide, or for any delay in the provision of, any of the Prothena Services to the extent that such failure or delay is directly caused or is contributed to directly by any failure of a third party service provider to provide an element of the Prothena Services.

14.	Personnel

14.1	Prothena shall appoint Personnel to perform the Prothena Services who shall have the experience and knowledge to provide the applicable Prothena Services in accordance with Good Industry Practice.

14.2	If Elan reasonably determines at any time that a member of the Personnel is not suitable for involvement in the provision of the Prothena Services, it shall notify the other party in writing detailing the reasons for its determination. Where, following any reasonable consultation between Elan and Prothena regarding the said notification, Elan and Prothena agree that the relevant member of the Personnel is not or is no longer suitable for involvement in the provision of the Prothena Services, Prothena shall take or procure that reasonable steps are taken in accordance with its established human resources procedure and Applicable Law to remove the relevant person from his or her position as a member of the Personnel as soon as reasonably practicable. In the event that Elan and Prothena do not agree that a relevant member of the Personnel is no longer suitable, then such matter shall be managed in accordance with clause 10.

15.	Force Majeure

15.1.	Neither party shall be liable for any delay in performing or for failure to perform its obligations hereunder if the delay or failure results from any cause or circumstance whatsoever beyond its reasonable control, including any breach or non-performance of this Agreement by the other party (hereinafter event of force majeure), provided the same arises without the fault or negligence of such party. If an event of force majeure occurs, the date(s) for performance of the obligation affected shall be postponed for as long as is made necessary by the event of force majeure, provided that if any event of force majeure continues for a period of or exceeding three (3) months, either party shall have the right to terminate this Agreement forthwith by written notice to the other party. Each party shall use its reasonable endeavours to minimise the effects of any event of force majeure.

16.	Assignment

This Agreement shall be binding upon and inure to the benefit of Prothena and Elan and their respective successors and permitted assigns. Neither party may assign all or any part of any benefit of or interest, right or licence in or arising under this Agreement without the prior written consent of the other party, provided, however, that either party may, without prior notice or consent, assign this Agreement and/or the rights and obligations thereunder to an Affiliate or, in connection with the transfer or sale of all or substantially all of its business related to the subject matter of this Agreement, or in the event of a change in control, merger, acquisition, consolidation or similar transaction, to a third party. Any purported assignment or transfer in violation of this Clause 16 shall be void.

17.	Relationship between the parties

17.1.	Nothing in this Agreement is to be construed as establishing or implying any partnership or joint venture between the parties, or as appointing any party as the agent or employee of any other party. No party shall hold out any other party as its partner or joint venturer. Except, and to the extent, that this Agreement expressly states otherwise, no party may incur any expenses or negotiate on behalf of any other party or commit any other party in any way to any person without that other party’s prior written consent.

18.	Notices

All notices to be given to a party under this Agreement shall be in writing in English detailed for the party below, and sent by overnight courier, first class prepaid post, or by other means of delivery requiring an acknowledged receipt. All notices shall be effective upon receipt.

(a)	in the case of Elan:

Address: Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland

Attention: Company Secretary

(b)	in the case of Prothena:

Address: [Note: Prothena to insert]

Attention:¿

A party may change the details recorded for it in this clause by notice to the other in accordance with this clause 18.

18.1.	A notice shall be treated as having been received:

(a)	if delivered by hand between 9.00 am and 5.00 pm on a Business Day (which time period is referred to in this clause as Business Hours), when so delivered; and if delivered by hand outside Business Hours, at the next start of Business Hours; and

(b)	if sent by first class post, at 9.00 am on the second Business Day after posting if posted on a Business Day and at 9.00 am on the third Business Day after posting if not posted on a Business Day.

18.2.	In proving that a notice has been given it shall be conclusive evidence to prove that delivery was made, or that the envelope containing the notice was properly addressed and posted (as the case may be).

19.	Variation

No variation of this Agreement shall be effective unless it is in writing and is signed by or on behalf of each of the parties.

20.	Waiver

Delay in exercising, or failure to exercise, any right or remedy in connection with this Agreement shall not operate as a waiver of that right or remedy. The waiver of a right to require compliance with any provision of this Agreement in any instance shall not operate as a waiver of any further exercise or enforcement of that right and the waiver of any breach shall not operate as a waiver of any subsequent breach. No waiver in connection with this Agreement shall, in any event, be effective unless it is in writing, refers expressly to this clause, is duly signed by or on behalf of the party granting it and is communicated to the other party in accordance with clause 18 (Notices).

21.	Rights Cumulative

The rights and remedies of the parties in connection with this Agreement are cumulative and, except as expressly stated in this Agreement, are not exclusive of any other rights or remedies provided by law or equity or otherwise. Except as expressly stated in this Agreement (or at law or in equity in the case or rights and remedies provided by law or equity) any right or remedy may be exercised (wholly or partially) from time to time.

22.	Severability

The parties intend each provision of this Agreement to be severable and distinct from the others. If a provision of this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, the parties intend that the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

23.	Entire Agreement

23.1	This Agreement (together with all other documents to be entered into pursuant to it) sets out the entire agreement and understanding between the parties, and supersedes all proposals and prior agreements, arrangements and understandings between the parties, relating to its subject matter.

23.2	Each party acknowledges that in entering into this Agreement (and any other document to be entered into pursuant to it) it does not rely on any representation, warranty, collateral contract or other assurance of any person (whether party to this Agreement or not) that is not set out in this Agreement or the documents referred to in it. Each party waives all rights and remedies which, but for this clause, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance. The only remedy available to any party in respect of any representation, warranty, collateral contract or other assurance that is set out in this Agreement (or any document referred to in it) is for breach of contract under the terms of this Agreement (or the relevant document). Nothing in this Agreement shall, however, limit or exclude any liability for fraud.

24.	Survival

Termination of this Agreement for any reason shall not affect any rights or liabilities that have accrued prior to termination or the coming into force or continuance in force of any term that is expressly or by implication intended to come into or continue in force on or after termination.

25.	Further Assurances

Each party shall do and execute, or arrange for the doing and executing of, any other act and document reasonably requested of it by any other party to implement and give full effect to the terms of this Agreement.

26.	Governing Law and Jurisdiction

This Agreement and any non-contractual obligations arising out of or in relation to this Agreement shall be governed by and construed in accordance with Irish law. The parties to this Agreement irrevocably agree that the courts of Ireland are to have non-exclusive jurisdiction to settle any questions or disputes which may arise out of or in connection with this Agreement.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

ELAN CORPORATION PLC		PROTHENA CORPORATION PLC

By:		By:
	Name:		Name:
	Title:		Title:

SCHEDULE 1

Prothena Services

A.    Support for ELND-005 and ELND-002 programs

(1)	Expert advice and opinion in the areas of nonclinical safety/toxicology and pharmacology

a.	Attendance in project team meetings

b.	Leadership of a nonclinical subteam

i. Development and proposal of nonclinical plans

(2)	Representation/presentations of nonclinical areas at external meetings (regulatory/investigator/KOL/investor/scientific)

(3)	Regulatory support for nonclinical sections of pertinent documents

a.	IND filings and updates

b.	IB preparation and updates

c.	Regulatory briefing packages

d.	NDA filings

e.	Ex-US filings

(4)	Conducting and interpreting externally conducted nonclinical studies (GLP and non-GLP)

a.	Assistance in patent filing based on nonclinical results

(5)	Inspection or audit readiness activities

(6)	Timely response to regulatory and/or investigator questions

(7)	Identification and maintenance of nonclinical expert advisors as needed

SCHEDULE 2

Charges

1.1 The Charges will comprise:

1.1.1. a fixed charge at a rate of USD$250,000 per annum (“Fixed Charge”) per the equivalent of one employee working full time (“Full Time Equivalent” or “FTE”) allocated by Prothena to the provision of the Prothena Services. In accordance with clause 3.1 of this Agreement, Prothena will allocate two FTE’s during the Term to support the provision of the Prothena Services. Elan will pay Prothena the Fixed Charge per FTE for each full year of the Term so that the total Fixed Charge for each year of the Term will be USD$500,000.

1.1.2 a variable charge at a rate of USD $250,000 per annum (“Variable Charge”) per one FTE allocated by Prothena to the provision of the Prothena Services, payable where the Fixed Charge has been exceeded for that year. The actual amount of the Variable Charge payable will be calculated pro rata based on the number of days spent providing the Prothena Services. For the avoidance of doubt, Elan shall only be liable to pay a Variable Charge if the Fixed Charge of $500,000 per annum payable in accordance with clause 1.1.1 of this Schedule, has been exhausted in full in respect of that year.

1.1.3 Research costs (“Research Costs”) which shall comprise the other reasonable direct overhead costs to Prothena of performing the Prothena Services including direct materials and other relevant overheads

1.1.4 a mark-up of 10% (“Mark-Up”) as applied to the Fixed Charge, the Variable Charge (if any) and Research Costs, such that the Fixed Charge, the Variable Charge (if any), Research Costs and Mark-Up, collectively, shall reflect an arm’s length cost-plus standard.

2. 1 Prothena will maintain a range of cost codes (or cost centres) in its books for the purpose of recording the Research Costs.

2.2. At the end of each calendar month, Prothena shall provide Elan with a report detailing the services provided, and the categories and line items under which the Charges have been accrued, in respect of that monthly period (the “Monthly Report”).

3. Prothena shall issue an invoice for the agreed Charges, detailing the amount due in respect of the Prothena Services respectively for the relevant period.

4. All Charges shall be subject to increase or decrease (by way of reconciliation in subsequent invoices) to the extent such increases or decreases are provided for by this Schedule 2.

5. Any disputes in relation to the Charges shall be dealt with in accordance with Clause 10 of this Agreement.

The following is an illustration of how the Charges will be calculated:

Charge	cost per month USD$
Fixed Charge for 2 FTE	41,667
Research Costs	2,000
Mark up of 10%	4,368
Total Cost	48,038